---------------------                                                            ------------------------------------------------
         FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
---------------------                 WASHINGTON, D.C. 20549                                      ------------
                                                                                 OMB NUMBER                            3235-0104
                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    EXPIRES:                       OCTOBER 31, 2001
                                                                                 ESTIMATED AVERAGE BURDEN
                                                                                 HOURS PER RESPONSE......................... 0.5
                                                                                 ------------------------------------------------

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1.  Name and Address of Reporting Person*   2.  Date of Event Re-  4.  Issuer Name and Ticker or
                                                quiring Statement      Trading Symbol
Tuttle        Randall               S.          (Month/Day/Year)   Synagro Technologies, Inc.  (SYGR)
-------------------------------------------                        ---------------------------------------------------------------
  (Last)     (First)            (Middle)           01/01/2000
                                                                   5.  Relationship of Reporting      6.  If Amendment, Date of
1800 Bering, Suite 1000                     ----------------------     Person(s) to Issuer                Original (Month/Day/Year)
-------------------------------------------                            (Check all applicable)
(Street)                                    3.  IRS or Social Se-                                     -----------------------------
Houston       Texas             77057       curity Number of            Director           10% Owner  7.  Individual or Joint/Group
                                            Reporting Person       -----               ----               Filing (Check Applicable
------------------------------------------- (Voluntary)                 Officer (give      Other          Line)
(City)       (State)              (Zip)                                                    (specify
                                                                     X  title below)         below)   X   Form filed by One
                                                                   -----               ----          ---  Reporting Person
                                                                   President/Chief Operating Officer      Form filed by More than
                                                                   --------------------------------- ---  One Reporting Person
                                            ---------------------------------------------------------------------------------------
                                                                    TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
===================================================================================================================================
1.  Title of Security                              2.  Amount of Securities     3.  Ownership            4.  Nature of Indirect
     (Instr. 4)                                         Beneficially Owned           Form: Direct            Beneficial Ownership
                                                        (Instr. 4)                   (D) or Indirect         (Instr. 5)
                                                                                     (I) (Instr. 5)
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Common Stock                                                       1,657,377                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirect.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (7-96)

FORM 3 (CONTINUED)      TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                        (E.G.PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                        SECURITIES)

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
1.  Title of Derivative Security   2.  Date Exer-        3.  Title and Amount of     4.  Conver-  5.  Owner-      6.  Nature of
    (Instr. 4)                         cisable and           Securities Underlying       sion or      ship            Indirect
                                       Expiration            Derivative Security         Exercise     Form of         Beneficial
                                       Date                  (Instr. 4)                  Price of     Deriv-          Ownership
                                       (Month/Day/Year)                                  Deri-        ative           (Instr. 5)
                                                                                         vative       Security:
                                                                                         Security     Direct
--------------------------------------------------------------------------------------                (D) or
                                                                                                      Indirect
                                   Date          Expira-                    Amount                    (I)
                                   Exer-         tion           Title       or                        (Instr. 5)
                                   cisable       Date                       Number
                                                                            of
                                                                            Shares
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


Explanation of Responses:

                                                                                                    [SIG]                   1-10-00
**   Intentional misstatements or omissions of facts constitute Federal Criminal      ---------------------------------    --------
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2
                                                                   SEC M73(7-96)